UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 18, 2012

KINGSWAY FINANCIAL SERVICES INC.
(Exact Name of Registrant as Specified in Its Charter)

Ontario, Canada (State or Other Jurisdiction of Incorporation)	001-15204 (Commission File Number)	Not Applicable (IRS Employer Identification No.)

45 St. Clair West, Suite 400, Toronto, Ontario, Canada M4V 1K9
(Address of Principal Executive Offices) (Zip Code)

Registrant's Telephone Number, Including Area Code: (416) 848-1171

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
On June 18, 2012, Kingsway Financial Services Inc. (“Kingsway” or the “Company”) issued a press release announcing that its Board of Directors (the “Board”) received and granted an exemption request under its tax benefit preservation plan (the “Plan”) to Joseph Stilwell, a member of the Board. The Plan was implemented September 28, 2010 to protect the value of the Company's net operating losses (the “NOLs”) accumulated in the Company's United States subsidiaries. While the Plan is designed to penalize the economic interests of any person or group which acquires 5% or more of the Company's outstanding common shares without approval of the Board, it also provides a limited grandfathering provision for existing 5% plus shareholders of the Company.
Mr. Stilwell, directly or indirectly through funds he owns or controls, owns 16.8% of the common shares of Kingsway and is eligible to submit exemption requests through the grandfathering provision of the Plan. An exemption to purchase up to an additional 2% of shares on the open market was received by the Company on June 13, 2012. As approved by the Board, Mr. Stilwell's exemption is conditioned upon a two-week waiting period to allow other investors interested in considering exemption requests to petition the Board as well. Requests will be considered on a case-by-case basis and an exemption is at the discretion of the Board. The full Plan is available for review on the Company's website.
A copy of the press release announcing that the Board received and granted an exemption request under the Plan to Joseph Stilwell is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits
News Release Dated June 18, 2012 - Kingsway Grants Exemption from Tax Benefit Preservation Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINGSWAY FINANCIAL SERVICES INC.

June 18, 2012	By:	/s/ Larry G. Swets, Jr.
Larry G. Swets, Jr.
President and Chief Executive Officer

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

99.1	News Release Dated June 18, 2012 - Kingsway Grants Exemption from Tax Benefit Preservation Plan